Exhibit 99.(k)(5)

CONFIDENTIAL

AMENDMENT TWO

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of February 1, 2020:

Term	Means
“Existing Agreement”	The Services Agreement among SS&C, Investment Manager and Existing Funds dated July 15, 2019, as amended
“SS&C”	SS&C Technologies, Inc. DST Asset Manager Solutions, Inc. ALPS Fund Services, Inc.
“Existing Funds”	CPG Carlyle Commitments Fund, LLC CPG Carlyle Commitments Master Fund, LLC
“New Fund”	CPG Vintage Access Fund, LLC
“Investment Manager”	Central Park Advisers, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

SS&C Technologies, Inc.		DST Asset Manager Solutions, Inc.

By:	/s/ Joseph Patellaro	By:	/s/ Michael Sleightholme

Name:	Joseph Patellaro	Name:	Michael Sleightholme

Title:	Authorized Signatory	Title:	Director

ALPS Fund Services, Inc.		Central Park Advisers, LLC

By:	/s/ Michael Sleightholme	By:	/s/ Michael Mascis

Name:	Michael Sleightholme	Name:	Michael Mascis

Title:	Authorized Representative	Title:	CFO

CPG Carlyle Commitments Fund, LLC		CPG Carlyle Commitments Master Fund, LLC

By:	/s/ Michael Mascis	By:	/s/ Michael Mascis

Name:	Michael Mascis	Name:	Michael Mascis

Title:	Authorized Person	Title:	Authorized Person

CPG Vintage Access Fund III, LLC		CPG Vintage Access Fund, LLC

By:	/s/ Michael Mascis	By:	/s/ Michael Mascis

Name:	Michael Mascis	Name:	Michael Mascis

Title:	Authorized Person	Title:	Authorized Person

Schedule A to this Amendment

Amendments

Effective February 1, 2020, the Existing Agreement is amended as follows:

1.	CPG Vintage Access Fund, LLC is added as a Party to the Existing Agreement.

2.	Schedule B is replaced by Schedule B attached hereto as “Attachment 1”.

3.	Schedule C is replaced by Schedule C attached hereto as “Attachment 2”.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Attachment 1

Schedule B

Fees and Expenses

[Information Omitted]

Attachment 2

Schedule C

Funds

Fund	Organization
CPG Carlyle Commitments Fund, LLC	Delaware, US, limited liability company
CPG Carlyle Commitments Master Fund, LLC	Delaware, US, limited liability company
CPG Vintage Access Fund, LLC	Delaware, US, limited liability company
CPG Vintage Access Fund III, LLC	Delaware, US, limited liability company